Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1700
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES COMPLETES ACQUISITION OF HINNOVATION

Acquisition Expands Market Opportunities by Providing

Web-Enabled Client-Server Technology for 3D Visualization

Minneapolis, February 19, 2004 — Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, has completed the acquisition of HInnovation, Inc., a private Milwaukee-based provider of software solutions that allow physicians to use PCs or notebook computers to access 2D, 3D and 4D medical imaging applications securely over the Internet.   In addition, Vital Images has nearly completed training its sales force and plans to begin selling the iConnection solution during the second quarter of this year.

“The HInnovation acquisition is a strategic opportunity to enter the Web-based distributed visualization and analysis market and expand our customer base,” said Jay D. Miller, Vital Images president and chief executive officer.  “Our Vitrea software competes very effectively in the high-performance segment of the market.  Many customers place an equally high priority on broader accessibility, and the HInnovation acquisition moves us toward offering Web-enabled solutions.  We expect Web-enabled product sales to build through 2004 and beyond.”

HInnovation’s patented  iConnection software is a thin-client 2D, 3D and 4D visualization and analysis solution that allows physicians, including radiologists and referring physicians, to use PCs or notebook computers to access the same 2D, 3D and 4D visualization applications and functionalities typically available only on a thicker-client 3D workstation or by using proprietary hardware.  With the iConnection software, users can review and analyze patients’ diagnostic images and consult over the Web whenever and wherever the need arises.

As previously announced, the transaction includes a $12 million initial payment to HInnovation, consisting of $6 million in stock and $6 million in cash, and $6 million in contingent milestone payments comprised of $3 million in stock and $3 million in cash.  The contingent payments are tied to achievements in revenue generation, product development and intellectual property.  The company announced a definitive agreement to acquire HInnovation in early January 2004.

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About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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